                                                                      EXHIBIT 99

A LETTER FROM OUR EXECUTIVE OFFICERS

Dear Fellow NCR Employees,

NCR is committed to honest and ethical behavior in our relationships with customers, suppliers, employees, governments and the public. As we work toward our goal of profitable growth, it is now more important than ever that we preserve and enhance the reputation upon which this company was built. Retaining our good name is critical, because it's our reputation that encourages people to trust us and do business with us.

NCR's Code of Conduct is a guide to the standards of business conduct that NCR expects from all of its associates, including its employees, officers and directors, and is available worldwide. Although we operate in many countries and are subject to many different rules, regulations, customs and practices, we can only succeed if we adhere to a common set of values and standards. It is essential that all employees worldwide have a personal commitment to meeting these standards because NCR's success and reputation depend upon the performance of each of its employees. Consequently, NCR's Code of Conduct is applicable to all NCR employees worldwide, and we use "NCR" throughout the Code and its related policies to refer to NCR Corporation and each of its subsidiaries.

NCR expects all employees, as well as our officers and directors, to adopt these values in their day-to-day business activities. Widespread adherence to NCR's Shared Values will enhance our long-term success by improving our ability to serve customers, increasing our competitiveness and promoting our pride in being part of NCR.

No matter how much NCR continues to grow and change, our ethics and values will endure. The hectic pace of our business demands that we take risks, but there is no room for compromise of our ethical, moral or legal responsibilities. Inappropriate behavior or improper actions, taken for whatever reasons, are not acceptable and will not be tolerated. Failure to comply with the guidelines stated in the Code will result in appropriate disciplinary action, up to and including termination. You should feel free to raise any questions or issues regarding NCR's Code of Conduct with your manager, local human resource representative, the law department, corporate security or the ethics and compliance office.

To achieve our goal of honest and ethical behavior in our business relationships, NCR requires that all senior management certify compliance with NCR's Code of Conduct on an annual basis. This year's compliance certification process will run from February 10, 2003, to March 21, 2003, and requires management to not only certify their own compliance, but to disseminate the Code to all employees and conduct education/training sessions to ensure every employee has a thorough understanding of NCR's expectations.

The Code of Conduct cannot address specifically every situation that may pose an ethical or moral issue. In all cases, your conduct should be based on your own good judgment and NCR Shared Values, and, if in doubt, you should seek counseling prior to taking any action which may compromise either personal ethical standards or those of NCR. The guidelines set forth in the Code are only a start. What counts is how we follow through at every level.

Regards,

Lars Nyberg               Mark Hurd                 Earl Shanks
Chairman and              President and             Senior Vice President and
Chief Executive Officer   Chief Operating Officer   Chief Financial Officer

TABLE OF CONTENTS

A LETTER FROM OUR EXECUTIVE COMMITTEE

NCR SHARED VALUES

INTRODUCTION / EXPLANATION

   Purpose of this Code of Conduct
   Ethics & Compliance Program
   Addressing Ethical Problems
   How to Locate NCR Policies Referred to in this Code of Conduct

WORKPLACE

   Conflict Resolution
   Workplace Violence
   Non-Discrimination
   Equal Employment Opportunity / Affirmative Action
   Harassment
   Drug-Free Workplace
   Consensual Relationships
   Infrastructure Technology Resources
   Employee Privacy / Employment References

CONFLICTS OF INTEREST

   Competing or Doing Business with NCR
   Improper Personal Benefits
   Gifts and Favors, Entertainment, and Bribes

PROTECTION OF COMPANY ASSETS

   Company Funds and Property
   Corporate Opportunities
   Proprietary Information
   Accuracy of Company Records
   Financial Reporting
   Investment Rules and "Insider Trading"

CONDUCT IN THE MARKETPLACE

   Private-Sector Customers
   Government Customers
   Suppliers
   Reciprocal Agreements
   Competitors
   Copyrights and "Fair Use"

GLOBAL COMMERCE

   Export Controls
   Import Laws
   International Economic Boycotts
   Foreign Corrupt Practices Act (FCPA)

ENVIRONMENT / OCCUPATIONAL HEALTH & SAFETY / PRODUCT SAFETY

   Environment
   Occupational Safety & Health
   Product Safety

COMMUNITY ACTIVITY

   Charitable Contributions
   Political Contributions

IN SUMMARY

NCR SHARED VALUES

We use NCR Shared Values to direct our behavior, guide our decisions, and achieve our business objectives.

Highest Standards of Integrity

We are honest and ethical in all our business dealings. We keep our commitments and admit our mistakes. We know our company's reputation is built upon our conduct. We make the NCR name worthy of trust.

Commitment to Excellence

We are committed to uncompromising excellence. We set ever-higher quality standards and work together to continuously improve. We embrace creativity, encourage a growth-oriented culture, and apply innovation in our processes, ideas, products and services - to achieve best-in-class performance.

Customer Dedication

We are dedicated to serving customers by leading our industry in understanding and anticipating customer needs. We create long-term customer relationships by consistently delivering quality, innovation, and value that meet or exceed expectations.

Accountability for Success

We take personal ownership for the success of our company. We are accountable for the resources entrusted to us. We perceive profit as the means to fuel new solutions for our customers, create opportunities for each other, and reward the financial trust of our shareholders, while applying all of our Shared Values.

Respect for Each Other

We base our working relationships upon trust and respect. To be successful, we team globally across boundaries, valuing individual differences. We communicate openly and candidly with each other and extend our team spirit to partners, customers, and the communities, in which we live and work.

INTRODUCTION/EXPLANATION

Purpose of this Code of Conduct

Shared Responsibilities is our single worldwide code of conduct. It is our guide and point of reference for upholding our corporate values. While our principles for business conduct are described in these pages, our code does not cover every situation, nor establish every rule. NCR's corporate policies and procedures, as well as our individual commitment to ethical and legal behavior must also guide NCR associates.

This code applies to all NCR associates, including senior management, directors, independent contractors, and agents. It affirms our commitment to the highest standards of integrity in our relationships with one another and with our customers, suppliers, and shareholders. Because all NCR associates are expected to abide by the provisions of this code of conduct, employees are expected to read it, understand it, and conduct themselves in keeping with its guidelines. And, whenever questions arise, associates are responsible for seeking clarification from their managers, Human Resources, the Ethics & Compliance Officer, NCR AlertLine, the Law Department, or Corporate Security.

Ethics & Compliance Program

This code of conduct is an important component of our corporate Ethics & Compliance Program. Our company's Ethics & Compliance Program assigns oversight responsibility for NCR's business ethics program to a committee, which includes senior management, representatives from the Law, Global Human Resources, and Chief Financial Officer's organizations. Each business unit and infrastructure organization within NCR is responsible for helping to ensure legal and ethical compliance by everyone within his or her organization.

The Ethics & Compliance Officer supports the efforts of these organizations. The Ethics & Compliance Officer assists business unit, regional, and department heads in their efforts to ensure that NCR is following this code of conduct, corporate policies, and other applicable laws. When associates are not comfortable going to their manager, the Ethics & Compliance Officer or the NCR AlertLine anonymous reporting system serve as additional front-line resources if associates suspect compliance violations or have questions or concerns about compliance issues within NCR. The Law Department, Global Human Resources, Corporate Audit, the Corporate Controller's Division, and Corporate Security will support the efforts of the Ethics & Compliance Officer and Ethics & Compliance Committee.

Compliance with ethical and legal standards is everyone's responsibility. Moreover, associates who supervise others have a special responsibility to show, through words and actions, their personal commitment to the highest standards of integrity. In particular, managers are responsible for:

     . Ensuring that their team members understand NCR Shared Values and the provisions of this code and providing them with additional training when appropriate;
     . Taking reasonable steps to ensure that unethical conduct within their areas of responsibility is detected, addressed, and reported;
     . Considering whether an associate follows our code before placing them in a position of responsibility; and
     . Creating an environment that promotes compliance, encourages associates to raise policy questions and concerns, and prohibits retribution.

Every NCR associate must comply with all applicable laws, with the provisions of this code of conduct, and with other company policies and procedures. However, when working in a country where local laws conflict with the provisions of this code, associates should follow the local legal requirements.

Ultimately, our conduct is our own responsibility. None of us should ever commit dishonest, destructive, or illegal acts - even if directed to do so by a manager or co-worker - nor should we direct others to act improperly. Additionally, no associate should deviate from NCR's policies or instructions, even if doing so appears to be to the company's advantage. If you have questions or concerns about the application of a particular policy, check the policy manual or contact the policy owner.

Reporting Non-Compliance / NCR AlertLine

If you suspect, observe or learn of unethical or illegal conduct, you are required to immediately notify your manager, the Law Department, Human Resources, the Ethics & Compliance Office, or Corporate Security, as appropriate. You may also contact the NCR AlertLine to report anonymously any non-compliance issue. Within the United States, the NCR AlertLine number is 1-888-256-5678; outside the United States, the NCR AlertLine can be accessed by calling AT&T Direct. If you don't know the AT&T Direct number in your country, call your international operator and ask for AT&T Direct. Once you have accessed AT&T Direct, dial 888-256-5678.

NCR is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. You may contact the NCR AlertLine to report anonymously any non-compliance issue, including any complaint or concern regarding accounting, internal accounting controls or auditing matters. Complaints received by the company relating to these matters are handled, as appropriate, under procedures established by the Audit Committee of the NCR Board of Directors.

Reports of misconduct, including those made anonymously, will be investigated and feedback will be provided when appropriate. The law provides protection against retaliatory termination or adverse employment action by NCR, and its officers, associates and agents, against any employee who (i) provides information to a supervisor, the federal government or Congress that the employee reasonably believes relates to federal securities or anti-fraud violations, or (ii) files, testifies, participates in, or otherwise assists in any actions involving conduct that the employee reasonably believes relates to federal securities or anti-fraud violations. NCR will not condone reprisals against people who report suspected violations in good faith, and their identities will be protected to the maximum extent possible consistent with law and NCR policy.

Similarly, employees who deliberately misreport or are grossly negligent in their reporting of information will be subject to disciplinary action, up to and including termination.

For training on this topic, please see Ethics Alert Newsletter - "Reporting Ethics Violations".

How to Locate NCR Policies Referred to in this Code of Conduct

Several important NCR policies are referred to in this code of conduct. The complete text of these policies is easy to find on NCR's internal computer network. Follow these instructions for accessing corporate policies on HR eXpress:

     1.   Go to HR eXpress.
     2.   Click on "NCR Values and HR Policies".
     3.   Click on "Employee Policy Guide".
     4.   Click on the policy you wish to access.

WORKPLACE

Conflict Resolution

NCR recognizes that conflicts may arise among individuals who bring different skills, qualities, and personalities into the workplace. To keep all associates focused on our primary objective -- profitable growth -- early resolution of conflicts is in everyone's best interest. Throughout the company, NCR provides processes and procedures to help employees and managers resolve conflicts related to almost any workplace issue. We encourage all employees to seek information about conflict resolution from your manager or from your local Global Human Resources representative. Many NCR area and country organizations have dispute resolution processes spelled out in their employee guides or special booklets provided to each employee. In the United States, for example, Internal Dispute Resolution (IDR) provides a two-step dispute resolution process covering workplace issues for all non-bargaining unit employees.

For more information about IDR and conflict resolution at NCR, please see Corporate Management Policy 706: "IDR: Internal Dispute Resolution". For additional guidance, please see Questions and Answers or Your Responsibilities.

Workplace Violence

NCR is committed to providing a safe and secure work environment for its employees and visitors to NCR facilities. All individuals on NCR premises must treat one another with respect and courtesy. NCR will not tolerate acts or threats of violence. To support NCR's "zero tolerance" position toward workplace violence, both employees and visitors to NCR's facilities must report instances of actual or threatened violence on NCR premises.

NCR's Workplace Violence Policy provides guidelines on the appropriate actions if employees and visitors witness actual or threatened acts of violence. Depending upon the nature and severity of the incident, NCR will engage local law enforcement authorities, on-site security guards, community mental health advisors, or Human Resources Representatives to take prompt action to remove, discipline, counsel or prosecute any individual on NCR premises who poses a safety risk or commits an act of violence.

NCR prohibits the possession of weapons in the workplace.

For more information about Workplace Violence at NCR, please see Corporate Management Policy 708: "Workplace Violence" . For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please see Ethics Alert Newsletter - "Workplace Violence".

Non-Discrimination

NCR is committed to providing a work environment free from any illegal discrimination based on race, color, religion, national origin, gender, age, disability, sexual orientation, gender identity or expression, marital status, or any other unlawful factor to the fullest extent required by local law. Decisions concerning hiring, performance appraisals, and promotions will be based only on those factors permitted by law. For example, in the United States, these factors are limited to an employee's qualifications, skills, and achievements.

To help achieve this, NCR complies with applicable human rights and employment-equity legislation. And, we do not discriminate unlawfully in any aspect of employment, including recruiting, hiring, compensation, promotion, or termination.

Equal Employment Opportunity / Affirmative Action

NCR affirms its commitment to providing equal opportunity to all employees and applicants for employment in accordance with all applicable laws, directives, and regulations of federal, state and local governing bodies and agencies. We want to make sure that as a company, we treat our employees with respect and that, when making any employment-related decision, we only consider relevant performance factors.

Specifically, it is NCR's policy to:

     . Comply with both the letter and the spirit of all applicable laws and regulations governing employment;
     . Provide equal opportunity to all employees and to all applicants for employment;
     . Take appropriate affirmative action to make equal opportunity a reality;
     . Make reasonable accommodations to the limitations of qualified employees or applicants with disabilities;
     . Ensure that maximum opportunity is afforded to minority and women-owned businesses to participate as suppliers, contractors, and subcontractors of goods and services to NCR; and
     . Comply with regulatory agency requirements and with federal, state, and local procurement regulations and programs .

Each employee has a responsibility to support the company's equal opportunity and affirmative action commitment. NCR managers should understand and carry out all aspects of our equal opportunity policy. Because nearly one half of all NCR employees live in the United States, it is particularly important that this code call attention to the U.S. Equal Employment Opportunity and Affirmative Action laws. Your local Global Human Resources representative and the Law Department can answer any specific questions that you may have.

For more information about non-discrimination at NCR, please see Corporate Management Policies 701: "Non-Discrimination-Affirmative Action," and 705:
"Diversity in the Global Workplace." For additional guidance, please see Questions and Answers or Your Responsibilities.

Harassment

NCR does not tolerate conduct that creates an intimidating or offensive work environment. Such conduct includes, but is not limited to (a) racial, religious, sexual, or ethnic comments or jokes; (b) unwelcome sexual advances or inappropriate physical contact; or (c) unwelcome sexually-oriented gestures, pictures, jokes or statements.

If you believe that you are the victim of discriminatory or harassing conduct, report it to your manager or to your Global Human Resources representative. You may also report such conduct anonymously to the NCR AlertLine. All good faith complaints will be investigated promptly and without retaliation to the report originator.

For more information about zero tolerance of harassment at NCR, please see Corporate Management Policy 702: "Harassment." For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please go to the Learning at Work website and select "Sexual Harassment" or see Ethics Alert Newsletter - "Sexual Harassment" and "Guide to Harassment Prevention".

Drug-Free Workplace

NCR is committed to a drug-free workplace. The misuse of drugs, both legal and illegal, while on company premises or during company business, is prohibited. NCR prohibits the use, possession, distribution, or sale of illegal drugs on its premises, in its vehicles, and while conducting NCR business. Furthermore, it is expected that employees will not conduct NCR business while under the influence of alcohol or illegal drugs. To promote this policy, to the extent permitted by local law, NCR requires a drug-screening test of all that apply for employment.

For more information about NCR's commitment to a drug-free workplace, please see Corporate Management Policy 219: "Drug-Free Workplace." For additional guidance, please see Questions and Answers or Your Responsibilities.

Consensual Relationships

NCR does not seek to insert itself into employees' personal relationships. However, when an employee has a significant personal relationship with another employee, complications can sometimes arise that may cause problems in the workplace. To minimize the chances of any adverse impact on the workplace, it is essential that employees conduct themselves in a fully professional, appropriate, and mature manner.

Additionally, employees with management responsibilities should be aware that having an intimate relationship with a lower-level employee in their organization might limit their ability to manage certain aspects of the business or otherwise cause problems in the workplace. Therefore, the company strongly discourages employees from living with, dating, or becoming involved in a romantic relationship with another person over whom the employee has supervisory, hiring, or disciplinary authority. Managers/subordinates who have or enter into such a relationship are required to immediately disclose the existence of the relationship to Human Resources or the Ethics & Compliance Officer, so that the company may take appropriate action to address issues that may arise.

Infrastructure Technology Resources

NCR's electronic information exchange and infrastructure systems are to be used in the furtherance of NCR business. No NCR associate, contractor, or partner should use these electronic resources to espouse personal, political, or religious views or to solicit support for any non-business cause or event. It is the responsibility of each individual to utilize the company's IT infrastructure resources in a responsible, ethical, and lawful manner. The use of IT resources to access any service on the public Interne is reserved for NCR associates and NCR contractors for the direct support of legitimate NCR business objectives.

Internet material that conflicts with NCR's Shared Values and is not compatible with a productive work environment should not be accessed. Access to such material can also result in potential legal liabilities to NCR. Examples of restricted sites include, but are not limited to, those with information or activities involving non-business related chat groups, pornography, criminal skills and illegal activities (including those related to the circumvention of network security controls), dating services and discussions, the purchase and use of illegal or recreational drugs, extreme or obscene material, gambling, hate speech, on-line sales of merchandise that is clearly not business related, sports, non- business travel, games, and entertainment.

For NCR associates, any communication relating to the company posted in Internet chat rooms is subject to NCR's policies on disclosure of confidential and proprietary information. Many Internet users who participate in investor-related discussion groups claim to have "inside" information about a company. Others post messages spreading innuendo and rumors. Associates who participate in these Internet discussion groups are reminded that they must adhere to the following rules based on NCR's policies and applicable law:

     . Don't participate in chat rooms about NCR or companies doing business with NCR;
     . Don't disclose material, inside information or other confidential and/or proprietary information about NCR or another company that you learn of through your work at NCR; and
     .    Don't create or comment on rumors.

In addition, e-mail should not be used, among other things, to create or exchange offensive, harassing, obscene or threatening messages; to send proprietary registered information, or to create or exchange advertisements, solicitations, chain letters and other unsolicited non-business related e-mail.

For more information about the use of NCR's information technology resources, please see Corporate Management Policy 1404: "Information Technology Infrastructure Policy". For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please see Ethics Alert Newsletter - "Email Misuse".

Employee Privacy / Employment References

NCR acquires and maintains only those employee records required for business, legal, or contractual reasons. We also limit access to these records to people who need the information for legitimate purposes. When asked to provide an employment reference or verification, NCR will only verify dates of employment and the position(s) held.

For more information about employee privacy at NCR, please see Corporate Management Policies 204: "Protection of Personal Data." For additional guidance, please see Questions and Answers or Your Responsibilities. Laws may vary significantly from country to country on matters of employee privacy and other workplace issues. For more information about workplace polices, please contact your local Global Human Resources representative or the Law Department.

CONFLICTS OF INTEREST

Conflicts of interest arise when the personal interests of an NCR associate influence, or appear to influence, his or her judgment or ability to act in NCR's best interest. In general, you must always act on an arm's length basis and in the best interests of NCR when conducting business with outside parties on behalf of NCR and avoid taking any actions or acquiring any interests that may make it difficult to perform your work for NCR objectively and effectively. You must also deal with all outside parties in a fair and objective manner, without favor or preference based upon personal considerations. You are encouraged to communicate potential conflicts of interest with your manager, Human Resources representative, the Law Department or the Ethics & Compliance Officer as described below. NCR's directors and many management level employees must confirm on an annual basis that they have no conflicts of interest in their relationships with NCR.

Competing or Doing Business with NCR

Our policy regarding competition with NCR is clear: you should not engage in activities that compete with NCR's current or prospective business activities, nor engage in activities that give the appearance that you are doing so. In addition, you may not act for NCR and directly or indirectly on the behalf of an affiliated firm that does business with NCR or is seeking to do business with NCR (such as a current or potential customer, supplier or strategic partner). Interests in affiliated firms or competitors that may create conflicts of interest include, among other things, a major equity investment, a close relative with a position at such firm, or a consulting or part-time position with such firm.

Improper Personal Benefits

NCR's associates receive compensation and reimbursement of expenses in the ordinary course of its business. Conflicts of interest may arise, however, if associates receive improper personal benefits from the company. To avoid even the appearance of impropriety, personal loans or guarantees of personal obligations by the company are prohibited. Examples of other improper personal benefits that may give rise to a conflict of interest include personal uses of company property that are not permitted under NCR's policies, as well as personal travel expense, personal entertainment and related expenses that are paid by NCR, among other things.

Gifts and Favors, Entertainment, and Bribes

Gifts and Favors

Gift-giving practices vary around the world. Generally, gifts are given to create goodwill and, in some parts of the world, declining a gift may insult the giver. On the other hand, accepting a gift may create a conflict of interest or the appearance of a conflict. To avoid any conflicts of interest, do NOT (1) solicit gifts from anyone doing business with NCR (such as customer, supplier or strategic partner), (2) accept gifts that are expensive or likely to influence your judgment, (3) accept - under any circumstances - payments, loans, kickbacks, special privileges, or services from anyone in return for NCR business, or (4) give - under any circumstances - payments, loans, kickbacks, special privileges, or services to current or potential customers, suppliers or strategic partners.

If NCR's Conflicts of Interest policy requires you to decline a gift or favor, you should politely explain that NCR policy prohibits you from accepting it. Also, please keep in mind that in parts of the world where gift-giving is common practice and not accepting a gift could reflect badly on NCR, it may be appropriate to accept an inexpensive gift, as long as doing so would not violate any laws or in any way discredit NCR, and the gift is unsolicited and not given to influence your judgment. In such circumstances, you may accept an inexpensive gift on behalf of NCR; however, you must immediately notify your manager and relinquish the gift to NCR.

Entertainment

Except when working with government employees, you may accept inexpensive meals or other modestly priced forms of entertainment from outside parties as a courtesy extended during the normal course of business. Employees who work with government employees are responsible for knowing the local rules and regulations regarding government employee buyer-and-seller relationships.

Bribes to Obtain or Retain Business

Providing favors, money, inappropriate gifts, or anything else of unusual or expensive value to obtain or retain business may be considered bribery. Bribery violates NCR policy and the laws of many of the countries where NCR conducts business. You may not accept or give bribes in any form - regardless of whether this is culturally acceptable.

For more information about conflicts of interest and NCR, please see Corporate Management Policy 901: "Conflicts of Interest." For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please see Ethics Alert Newsletter - "Conflicts of Interest".

For more information about NCR's position on gifts, entertainment, and favors, please see Corporate Management Policies 904: "Standards for Business Conduct (Foreign Corrupt Practices Act)," and 901: "Conflicts of Interest." For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please see Ethics Alert Newsletter - "Conflicts of Interest". The Law Department and Global Indirect Procurement can provide further information.

NCR employees involved in government contracts should seek further guidance regarding gifts, entertainment, and favors from the Law Department.

PROTECTION OF COMPANY ASSETS

Company Funds and Property

All NCR associates are responsible for protecting company assets from loss, theft, or unauthorized uses. Company assets include trademarks and service marks; company time; money and charge cards; land and buildings; records; vehicles; equipment, including fax machines, copiers, and telephones; computer hardware and software; Internet, intranet, and other networks; scrap and obsolete equipment.

NCR's electronic information exchange systems are to be used in the furtherance of NCR business only. Incidental use of NCR computer resources for purposes such as Internet access may be permitted at management's discretion. No NCR associates should use the electronic information exchange systems to espouse personal, political, or religious views or to solicit support for any cause or event. NCR has the right to review any material sent, received, or stored on its electronic information exchange systems.

Corporate Opportunities

All NCR associates are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; using corporate property, information or position for personal gain; and competing with the company. Associates owe a duty to the company to advance its legitimate interests whenever the opportunity to do so arises.

Proprietary Information

Proprietary information is knowledge that NCR has determined must not be disclosed to others, except as required by law or as permitted by company policy. Proprietary information includes all non-public information that might be of use to NCR's competitors, or harmful to the company or its customers such as, among other things:

     . Research and development, including inventions, patent applications, and engineering and laboratory notebooks;
     .    Employee, customer, stockholder, and supplier information;
     .    Network management information;
     .    Confidential manufacturing processes or procedures;
     . Business strategies and results, information about unannounced products or services, concepts and designs, marketing plans, pricing, and financial data;
     .    Confidential organizational information, including organizational charts;
     .    Confidential information NCR obtains from third parties;
     .    Information concerning potential acquisitions or divestitures; and
     .    Company financial outlooks and projections.

Disclosure of proprietary information could damage NCR competitively or financially. In some cases, its release could also embarrass our associates, customers, suppliers, or partners. Disclosure may also be prohibited simply because the information belongs to others and NCR has agreed to keep it private. When a legitimate business need to disclose proprietary information outside NCR arises, a legally binding non-disclosure agreement may be appropriate. Consult the Law Department in these situations.

Accuracy of Company Records

NCR must have accurate and complete records to meet financial, legal, and management obligations. This information is used to fulfill our obligations to customers, suppliers, shareholders, associates, and government agencies. Company records include general and subsidiary ledgers, employee and payroll records, vouchers, customer invoices, time reports, contracts, billing records, benchmark and measurement data, employee and customer survey results, performance and production records, and other essential data for financial and business decisions. You should follow the company's internal controls and procedures to ensure that (1) all transactions are properly authorized; (2) NCR's assets are safeguarded against unauthorized or improper use; and (3) all transactions are properly recorded and reported in accordance with NCR's policies.

Financial Reporting

NCR expects ethical conduct in the practice of financial management and requires its Chief Executive Officer and all of its finance and administration employees to affirm annually their compliance with NCR's Code of Conduct and the Code of Ethics for Finance and Administration Employees. NCR's financial reporting must be timely, accurate, and supported by appropriate underlying records and documents. Moreover, all information required to be disclosed by the company in the reports that it files or submits to the United States Securities and Exchange Commission must be properly recorded, processed, summarized and reported to NCR's senior management as appropriate to allow timely decisions regarding required disclosure. Senior financial management should be informed of all material non-financial information, as well as financial information, impacting NCR.

The Corporate Finance & Accounting Policy Manual and the Finance & Administration section of the Corporate Management Policy Manual provides detailed information specific to protecting NCR's information and other assets. Employees should be familiar with all policies, but specifically with Corporate Finance & Accounting Policies 112: "Signature Authorization for Expenditures," and 1402: "Protecting Information Within NCR." Additionally, refer to the Corporate Finance & Accounting Policy Manual's 1800 Series of policies regarding Internal Accounting Control (IAC). NCR's commitment to the highest standards of integrity is further evidenced through compliance certification of its Chief Executive Officer and its financial organization employees at www.fei.org. For additional guidance, please see Questions and Answers or Your Responsibilities.

The Chief Financial Officer's organization (937-445-7801) can be contacted for more guidance.

Investment Rules and "Insider Trading"

Securities laws and NCR policy prohibit associates from trading, directly or indirectly, in NCR securities while in possession of material inside information about the company. This prohibition also includes trading the securities of other publicly held companies on the basis of material inside (or non-public) information. It is also illegal and against company policy to "tip" others by disclosing material inside information about NCR or another company to your friends, family members, or other third parties.

Material inside information is generally defined as any information that has not been widely disclosed to the public and is likely to influence an investor to buy, sell, or hold NCR stock. Material inside information can take many forms. Examples include acquisition or divestiture plans; actual or projected financial information; new contracts, products, or discoveries; major organizational changes; or other business plans. Keep in mind that often your job may provide you with material inside information about a company other than NCR. To comply with NCR's insider trading policy you should (1) never provide material inside information about NCR to others who might buy or sell stock based on that information; (2) take precautions to restrict access to material inside information about NCR or another company to those associates who "need-to-know" that information for business reasons; (3) avoid advising or encouraging another person to trade in a company's stock if you have material inside information about that company; and (4) never buy or sell NCR securities or another company's publicly traded stock while in possession of material information that has not been released to the public.

Because violations of insider trading securities laws can result in serious financial and criminal penalties, NCR's policy also prohibits certain transactions to avoid even the appearance of impropriety. First, because of the nature of their positions within NCR, certain NCR associates ("restricted insiders") may not purchase or sell NCR securities during defined "blackout periods" before and after the announcement of the company's annual and quarterly earnings results unless such trades occur under a company-approved, pre-arranged trading plan. This restriction includes changing your investment direction in the Employee Stock Purchase Plan (by increasing or decreasing the amount of NCR stock you purchase) or the company's Savings Plan (by investing more or less money in NCR securities) during a blackout period. Second, all NCR associates are prohibited from trading in NCR derivative securities at any time. Derivative securities generally include "put" and "call" options (publicly available "rights" to sell or buy securities within a certain number of months at a specified price) and "short sales" (selling borrowed securities which the seller hopes can be purchased at a lower price when they are due for delivery). Finally, associates cannot engage in any transaction where they may profit from the short-term speculative swings in the value of NCR securities.

For additional information regarding NCR's insider trading policy, please see Corporate Management Policy 922: "Trading in NCR Securities,". For additional guidance, please see Questions and Answers and Your Responsibilities. Additionally, the Law Department can provide further guidance.

CONDUCT IN THE MARKETPLACE

NCR and its associates should endeavor to deal fairly with the company's customers, suppliers, strategic partners, employees and competitors. This means that we will not take advantage of anyone through misrepresenting facts, manipulation, fraud, abuse of confidential information, or any other unfair practice.

Private-Sector Customers

NCR can succeed only by exceeding customer expectations with our products and services and by fulfilling our commitments.

Government Customers

Special care must be taken when dealing with government customers. Activities that might be appropriate when working with private-sector customers may be considered improper and even illegal when dealing with government employees.

For additional information, employees who work with the U.S. government should consult the NCR Corporate/Personal Integrity Program (C/PIP) manual. Employees, including those who work with other governments, may also contact the Law Department for more information.

Suppliers

NCR chooses suppliers based on merit, taking into account factors such as price, quality, delivery capability, technology, design and reputation for service and integrity.

Reciprocal Agreements

It is NCR policy to refrain from entering into reciprocal buying or selling arrangements - i.e., an agreement that a first party will buy from the second party, on the express condition that the second party will buy from the first party.

For additional information about relationships with NCR customers and suppliers, please see Corporate Management Policies 901: "Conflicts of Interest," 104:
"Multinational Marketing," 904: "Standards for Business Conduct (Foreign Corrupt Practices Act)," 905: "Product Promotion Material," 913: "Contracts", 1016: "NCR Multinational Account Marketing Policy - Intellectual Properties", and CFAP 815, Global Procurement Policy." In addition, the Purchasing and Supplier Relations (Global Indirect Procurement) manual can provide additional counsel. For additional guidance, please see Questions and Answers and Your Responsibilities.

Competitors

Many countries have antitrust or competition laws designed to benefit consumers by promoting competition. While varying in scope, these laws prohibit monopolization and illegal agreements among competitors. NCR's policy is to comply with the antitrust and competition laws of all countries where we do business.

Copyrights and "Fair Use"

International copyright laws protect original expression such as written materials, works of art and music. These laws prohibit the unauthorized duplication, distribution, display, and performance of protected expressions. In particular, NCR employees should be careful to avoid using unlicensed software, which would constitute copyright infringement. Copyright infringement can result in legal penalties for our company and for individuals.

For more information about copyrights and NCR, please see Corporate Management Policy 906: "Copyright Policy."

GLOBAL COMMERCE

Export Controls

High-tech companies such as NCR must be concerned with export control laws regulating the export and re-export of its products. As a U.S. company, NCR must be particularly aware of U.S. export controls. Under export control laws, hardware, software, and technical information may be controlled when shipped, carried, or transmitted from one country to another, or even when released within one country to a citizen of another country. All forms of communication (e.g. telephone conversations, faxes, electronic mail, etc.) that contain technical information, when sent to another country or to a citizen of another country, may also be considered a controlled export.

Export control laws are relevant to NCR sales organizations and others that support the sales process since they may restrict the customers or countries to which our products may be sold.

Export laws typically require consideration of the following questions:

     1. What is the commodity, software, or technical information to be exported?

     2.   Where will the product be exported?

     3.   Who is the intended end-user?

     4.   How will the product be used?

The Corporate Export Compliance organization is responsible for coordinating NCR's compliance with export control laws. In addition, all organizations are responsible for designating an Export Compliance Manager to implement NCR's export compliance program within their organization.

For more information about export controls and NCR, please contact the Corporate Export Compliance organization at 937-445-2070, and see Corporate Management Policy 919: "Export Control Compliance." For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please go to the Learning at Work website and select "Export Compliance".

Import Laws

Most countries, including the United States, have laws controlling imports and regulating import duties on merchandise imported into that country. These laws typically govern what can be imported into the country, how the articles must be marked, how the imported merchandise must be valued, and what duties must be paid. NCR's compliance with import laws is coordinated through the Corporate Import/Export Compliance organization. All organizations that are involved in import activities should designate an Import Compliance Coordinator within their organization.

For more information about import controls and NCR, please contact the Import Compliance organization at 937-445-1131, and see Corporate Management Policy 917: "Import Compliance".

International Economic Boycotts

As a U.S. company, NCR must comply with U.S. regulations prohibiting the participation in economic boycotts not condoned by the U.S. government, such as the Arab League boycott of Israel. NCR must report to the U.S. government any boycott-related requests it receives, even if NCR refuses to honor the request. Boycott-related requests can be received orally or in bid invitations, tender documents, purchase orders, contracts, letters of credit, shipping documents, or other written communications.

U.S. anti-boycott regulations prohibit NCR from:

     . Refusing to do business with a boycotted country, its nationals, or its businesses;
     . Discriminating for boycott purposes against any person on the basis of race, religion, sex or national origin;
     . Furnishing information about NCR's business relationship with a boycotted country, its nationals, or blacklisted companies or persons;
     . Furnishing for boycott purposes information about any person's race, religion, gender, national origin, or charitable activities;
     . Implementing or honoring letters of credit containing prohibited boycott conditions.

For more information about NCR's anti-boycott policy, please see Corporate Management Policy 903, "Anti-boycott Law Compliance." For additional guidance, please see Questions and Answers or Your Responsibilities.

Foreign Corrupt Practice Act (FCPA)

As a U.S. company, NCR must comply with the provisions of the U.S. Foreign Corrupt Practice Act. The FCPA prohibits NCR from providing or promising money or anything of value to government officials outside the United States for the purpose of obtaining or retaining government business. (Such conduct is also prohibited within the United States under other U.S. laws, including criminal statutes.) It is equally impermissible to use an intermediary (such as an agent) to provide such payments. To ensure that payments are legitimate, the FCPA requires NCR to maintain accurate and complete accounting records.

Minor payments to government officials to expedite the performance of routine governmental actions (sometimes referred to as facilitating payments) are not prohibited under the FCPA. Because the line between a facilitating payment and a violation of the law may not be clear, you should check with the Law Department before making any such payments.

For more information about NCR policy and the provisions of the U.S. Foreign Corrupt Practices Act, please see Corporate Management Policy 904: "Standards for Business Conduct (Foreign Corrupt Practices Act)." For additional guidance, please see Questions and Answers or Your Responsibilities. For training on this topic, please go to the Learning at Work website and select "Foreign Corrupt Practices Act" or see Ethics Alert Newsletter - "Foreign Corrupt Practices Act".

ENVIRONMENT/OCCUPATIONAL SAFETY & HEALTH/PRODUCT SAFETY

Environment

It is NCR's policy to comply with applicable laws and regulations related to protecting the environment and to minimize undesirable environmental impacts from our business operations.

For more information about environmental protection and NCR, please see Corporate Management Policy 608: "Environmental Protection."

Occupational Safety & Health

It is NCR's policy to comply with applicable health and safety regulations related to protecting human health and providing working conditions that are free from recognized hazards that may cause death, physical harm, or illness.

For more information about health & safety and NCR, please see Corporate Management Policy 602: "Occupational Safety & Health."

Product Safety

NCR is committed to providing products that are safe for our customers to use and that comply with applicable laws and accepted industrial and governmental standards.

For more information about product safety and NCR, please see Corporate Management Policy 1303: "Product Certification and Compliance."

For more information about specific environmental, health and safety related initiatives, please contact your local or business unit Environmental & Safety Manager or the Corporate Environment/Occupational Safety & Health/Product Safety organization at 937-445-3017. For additional guidance, please refer to Questions and Answers or Your Responsibilities, or contact the Law Department.

COMMUNITY ACTIVITY

Charitable Contributions

Around the world, NCR encourages employees to participate in charitable organizations and community activities. Employees should ensure, however, that no conflict of interest, either actual or potential, exists between their NCR employment and their duties in public or civic affairs, whether elective or appointed, paid or voluntary. While NCR employees are encouraged to become actively involved in community activities, all employee participation, whether in the form of time, money, or other resources, must always be voluntary.

Political Contributions

NCR supports associate participation in the political process, for example, voting in elections or making personal contributions to support candidates or parties of their choice. Associates may express their views on government, legislation, and other matters of local and national interest. Such activities, however, must be undertaken on an associate's own time and expense. Further, NCR will not dictate to an associate or anyone else which political party or view to support. Under no circumstances will any associate be compensated or reimbursed for personal political contributions or be given or denied employment or promotion as a result of making, or failing to make, a political contribution.

In many countries where NCR does business, laws prohibit NCR from making direct or indirect contributions to a political party or candidate in connection with a government election. This includes contributions in the form of cash, goods, services, loans, property, or the use of NCR's facilities. (In the United States, this prohibition is not intended to interfere with NCR's administration of the NCR Citizenship Fund, which accepts voluntary personal contributions from eligible, salaried employees). As a result, do NOT (1) commit company funds or other assets to political candidates, parties or other political activities, including public policy initiatives or referendums, without the prior approval of NCR's Vice President, Government Affairs; (2) provide or promise money or anything of value to a government official to obtain or retain business; or (3) permit company facilities or equipment to be used for political activities without the prior consent of NCR's Vice President, Government Affairs.

The NCR Government Affairs office in Washington, D.C., can provide further guidance about political activity in the United States and the European Community, and can be contacted at 202-347-6745. For additional guidance, please see Questions and Answers or Your Responsibilities. For information about political activities in other countries, contact the Law Department.

IN SUMMARY

Every NCR employee is responsible for upholding NCR Shared Values and following this code of conduct. In living up to this responsibility, we may sometimes want the help of others in our decision-making. Most often, your manager will be your best source for counsel; however, there may be times when you require input from others. In addition to contacting those persons or organizations referred to throughout the code (including the Law Department, the Ethics & Compliance Office, and Corporate Security), questions or concerns about business practices and behaviors can be clarified through NCR AlertLine.

                                  NCR AlertLine
                        In the U.S., dial 1-888-256-5678.
Outside the U.S., call AT&T Direct; once you have accessed AT&T Direct, dial 888-256-5678.